Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Class A Ordinary Shares, par value $0.0001 per share (2)	17,433,333	$11.50 (3)	$200,483,329.50	$18,584.80
Secondary Offering
Warrants (4)	5,933,333	—	—	—
Class A Ordinary Shares, par value $0.0001 per share (5)	87,379,534	$4.60 (6)	$401,945,856.40	$37,260.38
Total				$55,845.18

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of (i) 11,500,000 Class A Ordinary Shares issuable upon the exercise of the Public Warrants, which Public Warrants were previously registered pursuant to the Form F-4 related to the Business Combination and (ii) 5,933,333 Class A Ordinary Shares issuable upon the exercise of the Private Warrants.

(3)	Based upon the $11.50 exercise price per share of Class A Ordinary Shares issuable upon exercise of the Warrants.

(4)

Represents the resale of 5,933,333 Private Warrants. In accordance with Rule 457(g), the entire registration fee for the resale of the Private Warrants is allocated to the Class A Ordinary Shares underlying the Private Warrants, and no separate fee is payable for the Private Warrants.

(5)

Represents the resale of 87,379,534 Class A Ordinary Shares, including certain Class A Ordinary Shares that were previously registered pursuant to the Form F-4 related to the Business Combination and up to 9,010,567 Class A Ordinary Shares issuable to certain Selling Stockholders upon the achievement of certain trading price targets for the Registrant’s Class A Ordinary Shares previously registered pursuant to the Form F-4 related to the Business Combination.

(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s common shares on April 14, 2022, as reported on The Nasdaq Stock Market (“Nasdaq”), which was $4.60 per share.